ANDERSEN GROUP, INC.

Unaudited Pro Forma Consolidated Condensed Statements of Operations

For the Year Ended February 28, 1999

(In thousands, except per share data)

(Unaudited)

			Less
	Historical	Less	Discontinued	Pro forma
	Amounts	JM Ney	Real Estate	Adjustments (b)	Pro Forma

Sales and revenues:
Net sales	$ 26,838	$ (26,838)	$ -	$ -	$ -
Investment and other income	(3,238)	1	(509)	290	(3,456)
	--------------	-------------	-------------	--------------	------------
	23,600	(26,837)	(509)	290	(3,456)
	--------------	-------------	-------------	--------------	------------
Costs and expenses:
Cost of sales	18,255	(18,255)			-
Selling, general and administrative	6,170	(4,136)	(602)	(436)	996
Research and development	1,888	(1,888)			-
Interest expense	1,735	(1,228)	(14)		493
	--------------	--------------	--------------	--------------	------------
	28,048	(25,507)	(616)	(436)	1,489
	--------------	--------------	--------------	--------------	-----------
Loss form continuing operations before
income taxes	(4,448)	(1,330)	107	726	(4,945)

Income tax expense (benefit) (c)	(1,484)	(505)	41	1,948	-
	--------------	--------------	--------------	--------------	------------

Net income before cumulative effect accounting adjustment	(2,964)	(825)	66	(1,222)	(4,945)

Loss on sale of discontinued Ultrasonics
segment, net of income tax benefit of $71	(116)				(116)
	--------------	--------------	--------------	--------------	------------

Net income	(3,080)	(825)	66	(1,222)	(5,061)
Preferred dividends	(385)				(385)
	--------------	--------------	--------------	--------------	------------

(Loss) applicable to common shareholders	$ (3,465)	$ (825)	$ 66	$ (1,222)	$ (5,446)
	========	========	=======	========	=======

Loss per Common Share - Basic and Diluted:
Continuing operations	$ (1.74)	$ (0.43)	$ 0.03	$ (0.63)	$ (2.77)
Discontinued operations	$ -				$ -
Loss on sale of discontinued segment	$ (0.06)				$ (0.06)
	--------------	--------------	--------------	--------------	------------

Loss per common share - basic and diluted	$ (1.80)	$ (0.43)	$ 0.03	$ (0.63)	$ (2.83)
	========	========	========	========	======

Weighted average shares outstanding -
basic and diluted	1,928				1,928
	========	========	========	========	=======

F-6

ANDERSEN GROUP, INC.

Notes to Unaudited Pro Forma Consolidated Condensed

Financial Statements

(In thousands, except per share data)
  Reflects the proceeds and gain on sale resulting from the sale of JM Ney, and the real estate property being sold by another wholly-owned subsidiary of the Company.
	JM Ney	Real Estate
Proceeds:
Gross proceeds	$ 12,138	$ 1,900
Transaction expenses	1,270	237
	- -----------	-----------
Net proceeds	10,868	1,663
Escrow - long term	600	-
	- -----------	-----------

Net cash proceeds	$ 10,268	$ 1,663
Payment of borrowings	4,564	(1,064)
	------------	-----------
Net cash before income taxes	5,704	599
Income tax payments	2,026	171
	------------	-----------
Net cash proceeds	$3,678	$428
	=======	=======
Estimated gain (loss):
Proceeds, net of transaction expenses	$ 10,868	$ 1,663
Less: Net assets sold	(6,972)	(2,014)
Tax (expense) benefit	(1,378)	133
	------------	-----------
Net gain (loss)	$ 2,518	$ (218)
	=======	=======

b) Reflects pro forma adjustments in investment and other income, general and administrative expenses and interest expense as a result of the sale of JM Ney.

	Six months	Year	Year	Year
	ended	ended	ended	ended
	August 31,	February 28,	February 29,	February 28,
	2001	2001	2000	1999
Investment and other income:
Rental income from lease of JM Ney's property	$ 145	$ 290	$ 290	$ 290
	======	======	======	=====

Selling, general and administrative expenses:
Add back depreciation of real estate being retained	$ 116	$ 232	$ 232	$ 232
pension income after pro forma reduction of employees accruing service benefits	(102)	(192)	(184)	(668)
	-----------	----------	----------	--------

	$ 14	$ 40	$ 48	$ (436)
	======	=====	=====	=====

Interest expense:
Reduction from pro forma repayment of Company Note payable to officer secured by real estate of wholly-owned subsidiary

	$ (43)	$ (85)	$ (1)	-
	======	======	=====	=====

c) Reflects adjustment of provision (benefit) for income taxes as a result of pro forma adjustments. No tax benefit has been recorded, due to valuation allowances against proforma unrealizable net operating loss carryforwards.

F-7

The J.M. Ney Company

(a wholly-owned subsidiary of Andersen Group, Inc.)

Balance Sheets

(In Thousands)

(Unaudited)

ASSETS	August 31,	February 28,	February 29,
	2001	2001	2000
Current assets:
Cash and cash equivalents	$ (211)	$ 460	$ 660
Marketable securities	-	56	75
Accounts and other receivables less allowances $71, $77, $111 and $110, respectively	3,923	5,346	4,463
Inventories	2,372	6,614	8,019
Prepaid expenses and other assets	722	686	239
Receivable from affiliate
	----------------	-------------------	-----------------
Total current assets	6,806	13,162	13,456

Property, plant and equipment, net	6,817	7,262	7,958
Prepaid pension expense	4,761	4,809	4,917
Other assets	460	538	1,017
	-----------------	-----------------	-----------------
	$ 18,844	$ 25,771	$ 27,348
	==========	===========	==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 59	$ 96	$ 100
Short term borrowing	1,200	1,500	3,053
Accounts payable	324	651	726
Other current liabilities	572	1,150	1,079
Current deferred income taxes	594	901	1,399
Intercompany payable to parent	289	990	563
	----------------	------------------	----------------
Total current liabilities	$ 3,038	$ 5,288	$ 6,920

Long-term debt, less current maturities	-	9	105
Subordinated note payable, net of unamortized discount	1,481	7,388	7,358
Other liabilities	991	990	1,026
Deferred income taxes	1,712	1,448	824
Note payable and other long term payable to parent	5,182	4,573	4,573
	----------------	------------------	----------------
Total liabilities	12,404	19,696	20,806
	--------------	---------------	-------------
Stockholders' equity:
Common stock	9	9	9
Additional paid-in capital	37	37	62
Accumulated other comprehensive loss	-	(47)	-
Retained earnings	6,394	6,076	6,471
	----------------	-------------------	-----------------
Total stockholders' equity	6,440	6,075	6,542
	----------------	-------------------	----------------
	$ 18,844	$ 25,771	$ 27,348
	==========	============	===========